Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Midwest Banc Holdings, Inc. of our report dated March 13, 2006 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which is included in Midwest Banc Holdings, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2005. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/   PRICEWATERHOUSECOOPERS LLP
PRICEWATERHOUSECOOPERS LLP
Chicago, Illinois
March 27, 2006